May 6, 2005


via facsimile and U.S. mail

Mr. Russell L. Smith
Chief Executive Officer
Vision Energy Group, Inc.
4333 Admiralty Way, Suite 100P
Marina del Ray, CA 90291



	Re:	Vision Energy Group, Inc. (formerly O`Hara Resources,
Ltd.)
		Form 10-KSB, Filed January 27, 2005
		File No. 000-16602

Dear Mr. Smith:

      We have completed our review of your Form 10-KSB and related filings, and do not, at this time, have any further comments.

							Sincerely,



							H. Roger Schwall
							Assistant Director


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Credo Petroleum Corporation
March 7, 2005
page 1




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

         DIVISION OF
CORPORATION FINANCE